Exhibit 99.1

VERIDIUM COMPLETES ACQUISITON OF NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.

Paterson, New Jersey, May 12, 2005 - Veridium Corporation ("Veridium") (OTCBB:VRDM), an environmental management company providing a variety of services that specializes in the recycling and reuse of industrial wastes, today announced the completion of its acquisition of the assets of North Country Environmental Services, Inc. ("North Country").

North Country is a New England based environmental services company that provides public and private sector clients with a diverse array of environmental remediation, consulting and training services. North Country has developed a strong regional following on the basis of its specialization in field services.

"The North Country acquisition enhances our current service mix and expands our current operations into a broader geographic reach," said James Green, Veridium's president and chief executive officer. "The acquisition, which adds an estimated $2 million to our top line, also adds some great sales and field services talent to our team that nicely complements our overall acquisition plans."

Paul Connors, the former president of North Country, said: "We are very excited to be part of the Veridium team and we are looking forward to making a lasting positive contribution to Veridium's growth."

Green added: "The completion of this transaction also marks the beginning of our plans to complete what we intend to be a series of acquisitions. This is a very exciting time for us."

Under  the  terms  of  the   acquisition   agreement,   Veridium   will  acquire
substantially all of North Country's assets in return for the assumption and payoff by Veridium of liabilities totaling about $533,000.

About  Veridium  Corporation

Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of industrial hazardous wastes. Our services include collection and transportation of industrial wastes, site remediation, and recycling of metal-bearing and chemical wastes. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient managing of wastes and use of green technologies. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2004, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.